EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Brian Yarbrough (310) 395-6780
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES ANNOUNCES THIRD
CONSECUTIVE QUARTERLY DIVIDEND

ARLINGTON, TX, January 23, 2004 – Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced that the Board of Directors approved the Company’s third quarterly dividend. The Board of Directors approved a quarterly dividend of $0.025 per common share that will be payable April 20, 2004, to shareholders of record at the close of business on March 31, 2004.

J.S.B. Jenkins, president and chief executive officer, stated, “We are pleased that our Board of Directors approved our third quarterly dividend on January 22, 2004. We believe that the dividend demonstrates our commitment to increasing shareholder value and we will continue to evaluate opportunities to best utilize our strong operating cash flow.”

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.